Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Altegris Managed Futures Strategy Fund Prospectus, “Policies and Procedures for Disclosure of Portfolio Holdings,” “Organization and Management of Wholly-Owned Subsidiary,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Altegris Managed Futures Strategy Fund Statement of Additional Information and to the incorporation by reference in the Registration Statement (Form N-1A) (Post-Effective Amendment No. 32X to File No. 333-122917; Amendment No. 32X to File No. 811-21720) of the Altegris Managed Futures Strategy Fund of our report dated August 29, 2011 on the consolidated financial statements and financial highlights of the Altegris Managed Futures Strategy Fund included in the 2011 Annual Report to shareholders.

/s/ Ernst & Young LLP

Philadelphia, PA

October 25, 2011